EXHIBIT 3.4

                              ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                           CLAMSHELL ENTERPRISES, INC.


Pursuant to the provisions of NRS 78.385 and 78.390 of Nevada General Corporation Law, this Nevada profit corporation adopts the following article of amendment to its articles of incorporation:

FIRST:  The name of the Corporation is Clamshell Enterprises, Inc.

        (1) Article I of theArticles of Incorporation shall be amended in its entirety to read as follows: The name of the Corporation is MediaNet Group Technologies, Inc.

SECOND: The date of adoption of the amendment is April 1, 2003.

THIRD: The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 100%.

Signed this 22nd day of May, 2003.


By: /s/ MARTIN BERNS
    Martin Berns, President